UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED

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LEE ENTERPRISES, INCORPORATED

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 10, 2009

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), will be held at the Company’s offices, 201 N. Harrison Street, Fourth Floor, Davenport, Iowa, on March 10, 2009, at 9:00 a.m. CT, for the following purposes:

(1)	To elect three directors for terms of three years;

(2)	To grant the Board of Directors the discretionary authority to effect a reverse stock split; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed January 16, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission (“SEC”) rules that allow public companies to deliver proxy materials to their stockholders on the Internet. On or about January 26, 2009, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa

January 26, 2009

LEE ENTERPRISES, INCORPORATED

2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices, 201 N. Harrison Street, Fourth Floor, Davenport, Iowa, on March 10, 2009, at 9:00 a.m. CT, for the purposes set forth in the Notice of Annual Meeting of Stockholders. Our principal executive offices are located at 201 N. Harrison Street, Suite 600, Davenport, Iowa 52801-1924.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended September 28, 2008. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions on how to inform us to send our future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.

Choosing to receive your future proxy materials by email will allow us to provide you with the information you need in a more timely manner and save us the cost of printing and mailing documents to you.

References to 2009, 2008 and the like mean the fiscal year ended the last Sunday in September.

PROXIES

Your vote is very important. If you are a stockholder of record, you may vote your Common Stock or Class B Common Stock in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail, Internet or telephone.

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before March 9, 2009. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock or Class B Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

VOTING PROCEDURES

Stockholders of record at the close of business on January 16, 2009 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of December 31, 2008, there were 39,019,847 shares of Common Stock and 5,912,657 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Class B Common Stock is entitled to ten votes. The holders of Common Stock and Class B Common Stock will vote as a single class on all matters to be considered at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of our Common Stock and Class B Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual

Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting, voting as a single class, is required to act on Proposal 2 as more fully set forth in this Proxy Statement and on any other matter properly brought before the meeting.

Abstentions from voting, including Proposal 2, will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote AGAINST such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote, with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices by using the Internet or telephone voting procedures, or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered by stockholders to us and not revoked will be voted at the Annual Meeting in accordance with the directions given. For any stockholder of record, if no specific instructions are provided for proxies given through the Internet or telephone voting procedures, or if a signed proxy card is returned without giving specific voting instructions, the shares represented by the proxy will be voted “FOR” the election of all directors in Proposal 1 and “FOR” the approval of Proposal 2 as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the election of directors and Proposal 2 to grant the Board the discretion to effect a reverse stock split as routine matters. Your broker, therefore, may vote your shares in its discretion on these routine matters if you do not instruct your broker how to vote on these matters. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions to your broker. The NYSE does not consider the proposal to approve such other business as may properly come before the Annual Meeting or any adjournment a routine matter, so your broker may not vote on this proposal in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on this non-routine matter if you do not give voting instructions with respect to this matter. This is referred to as a “broker non-vote.” We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

PROPOSAL 1 - ELECTION OF DIRECTORS

Three directors are to be elected to hold office for three-year terms expiring at the annual meeting in 2012.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below.

Nominees for Election as Directors with Terms Expiring in 2012

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the full Board of Directors for election as a director at the Annual Meeting. Each nominee except Mr. Schermer is independent, as defined in the listing standards of the NYSE. The current term of Messrs. Mayer, Schermer and Vittert expires March 10, 2009.

*  *  *  *

We recommend a vote FOR Proposal 1 for the election of each of the nominees listed herein.

William E. Mayer, 68, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Kelso Capital Corporation, a closed-end management investment company, and a trustee of the Columbia Mutual Funds.

Mr. Mayer is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as the Company’s lead director by the independent directors to preside over executive sessions of non-management directors.

Gregory P. Schermer, 54, Director since 1999

Mr. Schermer is Vice President-Interactive Media of the Company. From 1989 to July 2006, he also served as Corporate Counsel of the Company.

Mark B. Vittert, 60, Director since 1986

Mr. Vittert is a private investor.

Mr. Vittert is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2010

Mary E. Junck, 61, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in 2002. From 2001 to 2002, she served as President and Chief Executive Officer of the Company. She became Executive Vice President and Chief Operating Officer of the Company in 1999 and President in 2000. She is also a director of TNI Partners and Madison Newspapers, Inc., which are owned 50% by the Company.

Ms. Junck is Chairman of the Executive Committee.

Andrew E. Newman, 64, Director since 1991

Mr. Newman is a private investor.

Mr. Newman is Chairman of the Audit Committee and a member of the Executive Compensation Committee.

Gordon D. Prichett, 67, Director since 1998

Mr. Prichett is a founder of Cairnwood Cooperative, Boston, MA, a private investment group. He is also Professor of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

Mr. Prichett is a member of the Audit Committee and the Executive Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2011

Richard R. Cole, 66, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school.

Dr. Cole is a member of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 57, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 56, Director since 2008

Mr. Elmore is currently an attorney residing in New York, NY. He was a partner with the law firm of Dreier LLP from September until December, 2008, and Senior Counsel with the law firm of Dewey & LeBoeuf from October 2004 until March 2008. From 2001 to 2003, Mr. Elmore was President of Test University, a leading provider of Internet delivered learning solutions for pre-college students. Mr. Elmore also serves as a Trustee on the University of Maryland Board of Trustees, and a Commissioner on the John and James L. Knight Foundation’s Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the Board of Directors and chairman of the Nominating and Corporate Governance Committee of 1-800-FLOWERS.COM, Inc.

Mr. Elmore is a member of the Audit Committee.

Herbert W. Moloney III, 57, Director since 2001

Mr. Moloney is President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provides advertising supplements and cartoons to the publishing industry (“Western Colorprint”). From April 2005 to November 2006, he was President and Publisher of the Washington Examiner. From 2000 to March 2005 he was the Chief Operating Officer, North America, of Vertis, Inc., Baltimore, MD.

Mr. Moloney is a member of the Audit Committee and the Executive Compensation Committee.

DIRECTORS’ MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors met eight times in 2008.

Our Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on “Governance.”

Director Independence

Our Board of Directors has examined the relationship between each of our non-employee directors and the Company and has determined that Dr. Cole, Ms. Donovan and Messrs. Elmore, Mayer, Newman, Prichett, Moloney and Vittert qualify as an “independent” director in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. In assessing the independence of directors named in this Proxy Statement, our Audit Committee and Board of Directors considered the fact that Mr. Moloney serves as an officer of Western Colorprint, with which we conduct business. He became Chief Operating Officer in 2007. Western Colorprint provides us, in the normal course of business, with printing services for which we paid Western Colorprint $857,000 in 2008. We expect to continue to purchase such services in 2009. We believe that the terms of continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated parties in an arms-length transaction. Our Audit Committee and the Board of Directors have reviewed the relationship between the Company and Western Colorprint and have concluded that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with us. Based on its review, the Board of Directors has determined that Mr. Moloney is also an independent director of the Company under the rules of the NYSE and the SEC. See “Certain Relationships and Related Transactions” below. Ms. Junck and Mr. Schermer do not qualify as independent directors because they are employees of the Company.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 2008. All of the incumbent directors attended our February 20, 2008 Annual Meeting of Stockholders. All directors are expected to attend each meeting of our Board of Directors and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Audit Committee

Our Audit Committee (“Audit Committee”) met nine times in 2008. The members of the Audit Committee are directors Newman, who chairs the committee, Prichett, Donovan, Moloney and Elmore. The Audit Committee has the responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common or Class B Common Stock or immediate family member of any of the above; (3) our overall risk management profile; (4) the independent registered public accounting firm’s qualifications and independence; (5) the performance of our internal audit function and independent public accountants; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Compensation Committee

Our Executive Compensation Committee (“ECC”) met six times in 2008. The members of the ECC are directors Mayer, who chairs the ECC, Vittert, Newman and Moloney, each of whom meets the requirement of a non-employee director under SEC rules. Its functions are to: (1) administer our Retirement Account Plan, the Supplementary Benefit Plan (as amended and restated as of January 1, 2008 (“Non-Qualified Plan”), the 1990 Long-Term Incentive Plan effective as of October 1, 1999, as amended November 16, 2006 (“LTIP”), the Amended and Restated 1977 Employee Stock Purchase Plan (“ESPP”) and 2005 Supplemental Employee Stock Purchase Plan, amended November 16, 2005 (“SPP”); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for cash bonus and restricted stock awards for our Chief Executive Officer (“CEO”) under our 2005 Incentive Compensation Program and to measure her related performance. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met three times in 2008. The members of the NCGC are directors Vittert, who chairs the NCGC, Mayer and Cole. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board of Directors, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director’s past attendance at meetings and participation in and contributions to the Board of Directors.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or our officers. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board of Directors. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by the stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Mark B. Vittert, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder’s name, address and the class and number of shares of the Company’s Common Stock and/or Class B Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee’s principal occupation or employment and the class and number of shares of the Company’s Common Stock or Class B Common Stock, if any, owned by the nominee, together with a statement indicating the nominee’s willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2010 annual meeting, stockholders must submit the required information to Mr. Vittert by October 1, 2009.

Executive Committee

Our Executive Committee did not meet in 2008. The members of the Executive Committee are directors Junck, who chairs the Committee, Mayer and Prichett. The Executive Committee may exercise the authority of the Board of Directors between its meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law.

Certifications

Our Chief Executive Officer certified to the NYSE that, as of March 7, 2008, she was not aware of any violation by the Company of the NYSE’s corporate governance listing standards. The certifications of our Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act of 2002 were filed as Exhibits 31.1 and 31.2, respectively, to our 2008 Form 10-K.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the independent committees of the Board of Directors. The corporate governance information can be found at www.lee.net by clicking on “Governance.” The documents noted above will also be provided without charge to any stockholder who requests them by making a written request to the Company, at the address shown on the cover of this Proxy Statement. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics, will be posted on our website.

We also post on our website our 2008 Annual Report on Form 10-K, as filed with the SEC. The Annual Report on Form 10-K can be found at www.lee.net by clicking “Financial.” We will also furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board members are independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC, and NCGC are independent;

•	The non-management directors have designated an independent lead director to chair their meetings and consult with our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•

We have a hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board of Directors, the non-management directors as a group, or the lead director by writing to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see “Peer Group Information” below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group’s proxies on annual retainers and compensation for board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board of Directors for its approval.

In 2008, we paid all non-employee directors a $40,000 annual retainer. The Lead Director received an additional annual retainer of $10,000. The Chairman of the Audit Committee and ECC each received a $10,000 annual retainer for acting as such and other committee chairmen received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting attended and $1,000 for each Board or committee telephonic meeting.

Under the Amended and Restated 1996 Stock Plan for Non-Employee Directors (“Non-Employee Directors Stock Plan”), non-employee directors receive an annual grant of 1,500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in our Common Stock. The purpose of the Non-Employee Directors Stock Plan is to promote the interests of the Company and its stockholders by: (1) encouraging non-employee directors to own shares of our Common Stock and thereby link their interest more closely with the interests of our other stockholders; (2) attracting and retaining non-employee directors of outstanding ability; (3) providing incentive compensation opportunities which are competitive with those of other major corporations; and (4) enabling such directors to participate in our long-term growth and financial success.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director provided such compensated consultative services in 2008.

The following table summarizes 2008 non-employee director compensation:

Name	Fees Earned or Paid in Cash		Stock Awards		All Other Compensation	Total
(1)			(2)		(3)
Richard R. Cole	$56,000		$10,065		5,000	$71,065
Nancy S. Donovan	32,000	(4)	42,065	(4)	5,000	79,065
Leonard J. Elmore	36,000		10,065		---	46,065
Herbert W. Moloney III	73,000		10,065		3,750	86,815
William E. Mayer	82,000		10,065		5,000	97,065
Gordon D. Prichett	64,000		10,065		5,000	79,065
Andrew E. Newman	84,000		10,065		5,000	99,065
Mark B. Vittert	73,000		10,065		5,000	88,065

(1)	Includes all non-employee directors who served in 2008.

(2)	All stock awards are fully vested on the grant date.

(3)	The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

(4)	Ms. Donovan received 4,418 shares of Common Stock on December 30, 2008 at prices between $3.02—$16.05 in lieu of $32,000 of cash retainer and meeting fees for 2008.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, together with any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investments selected by the director.

None of our employees receive any compensation for acting as a director.

PROPOSAL 2 - TO GRANT THE BOARD OF DIRECTORS

THE DISCRETIONARY AUTHORITY TO EFFECT

A REVERSE STOCK SPLIT

We are seeking stockholder approval to grant the Board of Directors discretionary authority to amend our Restated Certificate of Incorporation, as amended, as of March 3, 2005 (“Restated Certificate of Incorporation”) to effect a reverse stock split of the issued and outstanding shares of our Common Stock, par value $2.00 per share, and Class B Common Stock, par value $2.00 per share (such split to combine a whole number of outstanding shares of our Common Stock and Class B Common Stock in a range of not less than five and not more than ten shares, into one share of Common Stock or one share of Class B Common Stock), at any time prior to June 30, 2009.

Our Board of Directors unanimously approved, and recommended seeking stockholder approval of this proposal, on January 13, 2009.

Even if the stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if the Board of Directors does not deem it to be in the best interests of our stockholders. The Board of Directors believes that granting this discretion provides the Board with maximum flexibility to react to prevailing market conditions and future changes to our stock price, and therefore better enables it to act in the best interests of our stockholders. If this proposal is approved by the stockholders, the Board of Directors will have the authority, in its sole discretion, without any further action necessary by the stockholders, to effect a reverse stock split. The Board of Directors may effect only one reverse stock split as a result of this authorization and must do so prior to June 30, 2009 on which date this authorization will lapse.

The Board’s decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations and the likely effect of such results on the market price of our Common Stock.

Class B Common Stock was issued to our stockholders of record in 1986 pursuant to a 100% stock dividend. Class B Common Stock has ten votes per share on all matters and generally votes as a class with Common Stock (which has one vote per share). The transfer of Class B Common Stock is restricted. Class B Common Stock is at all times convertible into shares of Common Stock on a share-for-share basis. Common Stock and Class B Common Stock have identical rights with respect to cash dividends and upon liquidation. All outstanding Class B Common Stock converts to Common Stock when the shares of Class B Common Stock outstanding total less than 5,600,000 shares (before adjustment for the proposed reverse stock split).

In 1998, the Board of Directors adopted a Stockholder Rights Plan (“Plan”). Under the Plan, the Board of Directors declared a dividend of one Preferred Share Purchase Right (“Right”) for each outstanding share of Common Stock and Class B Common Stock (collectively, “Common Shares”) of the Company. Rights are attached to, and automatically trade with, the Company’s Common Shares.

In January 2008, the Board of Directors approved an amendment to the Plan. The amendment increased the beneficial ownership threshold to 25% from 20% for stockholders purchasing Common Stock for passive investment only and decreased the threshold to 15% for all other investors. In addition, the amendment extended the expiration date of the Plan to May 31, 2018 from May 31, 2008.

Rights become exercisable only in the event that any person or group of affiliated persons other than a passive investor becomes a holder of 15% or more of the Company’s outstanding Common Shares, or commences a tender or exchange offer which, if consummated, would result in that person or group of affiliated persons owning at least 15% of the Company’s outstanding Common Shares. Once the Rights become exercisable, they entitle all other stockholders to purchase, by payment of a $150 exercise price, one one-thousandth of a share of Series A Participating Preferred Stock, subject to adjustment, with a value of twice the exercise price. In addition, at any time after a 15% position is acquired and prior to the acquisition of a 50% position, the Board of Directors may require, in whole or in part, each outstanding Right (other than Rights held by the acquiring person or group of affiliated persons) to be exchanged for one share of Common Stock or one one-thousandth of a share of Series A Preferred Stock. The Rights may be redeemed at a price of $0.001 per Right at any time prior to their expiration.

The total number of shares of all classes of our stock which we have authority to issue is 150,500,000, consisting of 500,000 shares of Serial Convertible Preferred Stock, without par value, 120,000,000 shares of Common Stock, and 30,000,000 shares of Class B Common Stock. The aggregate number of issued and outstanding shares of Common Stock and Class B Common Stock at the close of business on December 31, 2008 were 39,019,847 and 5,912,657, respectively. We have not issued any shares of Serial Convertible Preferred Stock.

In addition, the stockholders have previously authorized us to reserve for issuance (i) 1,400,000 shares of Common Stock under the ESPP (of which 270,000 shares remain unissued); (ii) 135,000 shares of Common Stock under the SPP (of which 8,700 shares remain unissued); (iii) 3,250,000 shares of Common Stock under the LTIP (of which 1,419,227 shares remain unissued); and (iv) 150,000 shares of Common Stock under the Non-Employee Directors Stock Plan (of which 79,000 shares remain unissued). After determination of the shares of Common Stock which remain reserved for issuance upon conversion of Class B Common Stock or pursuant to the foregoing plans, the Company has an unused balance of 73,290,515 shares.

Following a reverse stock split, the number of outstanding shares of Common Stock and Class B Common Stock will be significantly reduced. A reverse stock split will also affect our outstanding stock options and shares of restricted Common Stock issued under the LTIP, as well as shares of Common Stock issued under the ESPP, SPP and Non-Employee Directors Stock Plan. Under these plans, the number of shares of Common Stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the reverse stock split.

An amendment to our Restated Certificate of Incorporation to effect a reverse stock split would not change the number of authorized shares of Common Stock, Class B Common Stock or Serial Convertible Preferred Stock, the par value of Common Stock and Class B Common Stock or the relative voting power of our stockholders. Accordingly, the number of authorized, but unissued shares will materially increase and will be available for reissuance by the Company. Also, a reverse stock split, if effected, would affect all of our holders of Common Stock and Class B Common Stock uniformly.

The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock and Class B Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar actions to our Board of Directors or our stockholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure that the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). However, our Board of Directors believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.

Reasons for the Reverse Stock Split

The primary purpose for effecting the reverse stock split, should the Board of Directors choose to effect one, would be to increase the per share price of our Common Stock and the related value of our Class B Common Stock. The Board of Directors believes that, should the appropriate circumstances arise, effecting the reverse stock split would, among other things, help us to:

•	Improve the perception of our Common Stock and Class B Common Stock as investment securities; and

•	Appeal to a broader range of investors to generate greater investor interest in the Company.

A reverse stock split would reduce the number of shares of our Common Stock and Class B Common Stock outstanding without reducing the total number of authorized shares of Common Stock and Class B Common Stock. As a result, a reverse stock split would also have the effect of increasing the number of shares of our authorized but unissued Common Stock and Class B Common Stock.

Improve the Perception of Our Common Stock and Class B Common Stock as Investment Securities – Our Common Stock is quoted on the NYSE (LEE). Our Class B Common Stock is not traded on an exchange but is readily convertible to Common Stock. As of December 24, 2008, our Common Stock traded at an average 30-day closing market price of less than $1.00 per share. Our equity market capitalization may also fall under the $25,000,000 minimum requirement of the NYSE at some future date. Under the NYSE listing standards, if our Common Stock fails to maintain an adequate per share price and total market capitalization, our Common Stock could be removed from the NYSE and traded in the over-the-counter market. In a letter dated December 30, 2008 the NYSE notified the Company that it does not meet the NYSE continued listing standard due to its failure to maintain an adequate share price. We will have a six-month period of time to cure issues relating to our ability to meet the NYSE continued listing standard related to the minimum stock price.

We believe that the abnormal condition of the domestic credit markets and the overall recessionary operating environment in which we and other publishing companies are currently operating have been significant contributing factors in the decline in the price of our stock. Our Board of Directors unanimously approved the discretionary authority to effect a reverse stock split as one potential means of increasing the share price of our Common Stock to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity. As a publishing company we believe that we may be particularly sensitive to this type of negative public perception and, if this proposal is approved, our Board of Directors would have the ability to increase our per share price if it determines that it is undermining our current or future prospects.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company – An increase in our stock price may make our Common Stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of publishing companies. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board of Directors the ability to effect a reverse stock split and thereby increase the price of our Common Stock would give the Board the ability to address these issues if it is deemed necessary.

Certain Risks Associated with a Reverse Stock Split

Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding.

The current recessionary environment in which we operate, the substantial debt we carry and other risks which affect our ability to operate as a going concern, along with otherwise volatile equity market conditions, could limit our ability to raise new equity capital in the future.

Principal Effects of a Reverse Stock Split

If our stockholders approve this proposal and the Board of Directors elects to effect a reverse stock split, our issued and outstanding shares of Common Stock and Class B Common Stock would decrease in accordance with the exchange ratio determined by the Board. The reverse stock split would be effected simultaneously for all of our Common Stock and Class B Common Stock, and the exchange ratio would be the same for all shares of Common Stock and Class B Common Stock. The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company. The reverse stock split would not affect the relative voting or other rights that accompany the shares of our Common Stock and Class B Common Stock. Common Stock and Class B Common Stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Exchange Act.

In addition to the change in the number of shares of Common Stock and Class B Common Stock outstanding, the reverse stock split would have the following effects:

Increase the Per Share Price of our Common Stock and Class B Common Stock – By effectively condensing a number of pre-split shares into one share of Common Stock and Class B Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. If appropriate circumstances exist, the Board of Directors may utilize the reverse stock split as part of its plan to address the required minimum per share price of the Common Stock under the NYSE listing standards noted above.

Increase in the Number of Shares of Common Stock and Class B Common Stock Available for Future Issuance – By reducing the number of shares outstanding without a corresponding reduction in the number of shares of authorized but unissued Common Stock and Class B Common Stock, a reverse stock split would increase the number of authorized but unissued shares.

The following table shows the number of shares that would be (a) issued and outstanding, (b) authorized and reserved for issuance upon the exercise of outstanding stock options and lapse of restrictions on our restricted Common Stock and (c) authorized but unreserved for issuance, upon the implementation of a reverse stock split of one-for-five or one-for-ten based on our capitalization at December 31, 2008.

	Common Stock as of December 31, 2008

	Shares Issued and Outstanding	Shares Authorized and Reserved for Issuance	Shares Authorized but Unreserved	Total Authorized

Pre-split	39,019,847	1,776,981	79,203,172	120,000,000
If 1-for-5 Stock Split Enacted	7,803,969	355,396	111,840,635	120,000,000
If 1-for-10 Stock Split Enacted	3,901,985	177,698	115,920,317	120,000,000

	Class B Common Stock as of December 31, 2008

	Shares Issued and Outstanding	Shares Authorized and Reserved for Issuance	Shares Authorized but Unreserved	Total Authorized

Pre-split	5,912,657	---	24,087,343	30,000,000
If 1-for-5 Stock Split Enacted	1,182,531	---	28,817,469	30,000,000
If 1-for-10 Stock Split Enacted	591,266	---	29,408,734	30,000,000

Although a reverse stock split would not have any dilutive effect on our stockholders, the reverse stock split would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving our Board of Directors an effective increase in the authorized shares available for issuance, in its discretion. Our Board of Directors from time to time may deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock and Class B Common Stock. Many stock issuances not involving equity compensation do not require stockholder approval, and our Board of Directors generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.

Require Adjustment to Currently Outstanding Securities and Debt Obligations Exercisable or Convertible into Shares of our Common Stock and Class B Common Stock – A reverse stock split would effect a reduction in the number of shares of Common Stock and Class B Common Stock issuable upon the exercise or conversion of our outstanding stock options and Serial Convertible Preferred Stock in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options would increase, likewise in proportion to the reverse stock split ratio.

Require Adjustment to the Number of Shares of Common Stock Available for Future Issuance Under our LTIP, ESPP, SPP and Non-Employee Director Stock Plans – In connection with any reverse split our Board of Directors would also make a corresponding reduction in the number of shares available for future issuance under the foregoing plans so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plans.

In addition, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If a reverse stock split is approved by our stockholders, our Board of Directors, in its sole discretion, will determine whether such an action is in the best interests of the Company and our stockholders, taking into consideration the factors discussed above. If our Board of Directors believes that a reverse stock split is in our best interests and the best interest of our stockholders, our Board will then determine the ratio of the reverse stock split to be implemented.

We would then file a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of the State of Delaware at such time as our Board of Directors had determined as the appropriate effective time for the reverse stock split. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our stockholders, the issued and outstanding shares of Common Stock and Class B Common Stock held by stockholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of Common Stock and Class B Common Stock calculated in accordance with a reverse stock split ratio of one-for-five or one-for-ten, as selected by our Board of Directors and set forth in the certificate of amendment.

For example, if a stockholder presently holds 100 shares of our Common Stock, he or she would hold 20 shares of Common Stock following a one-for-five reverse stock split, or 10 shares of Common Stock following a one-for-ten reverse stock split. The impact would be the same for a stockholder who presently holds 100 shares of our Class B Common Stock. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, stockholders would be notified that the reverse stock split had been effected.

Effect on Beneficial Holders (i.e., Stockholders Who Hold in “Street Name”)

Upon the reverse stock split, we intend to treat Common Stock and Class B Common Stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their customers holding Common Stock and Class B Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold shares of Common Stock and Class B Common Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee. Stockholders are reminded that Class B Common Stock cannot be transferred into “street name” accounts without effecting a conversion of the Class B Common Stock into Common Stock.

Effect on Registered “Book-Entry” Holders (i.e., Stockholders That are Registered on the Transfer Agent’s Books and Records but do not Hold Certificates)

Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Wells Fargo Bank N.A. These stockholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares (including fractional shares) of Common Stock held following the reverse stock split.

Effect on Certificated Shares

Upon the reverse stock split our transfer agent will act as our exchange agent and assist holders of Common Stock and Class B Common Stock in implementing the exchange of their certificates.

Commencing on the effective date of a reverse stock split, stockholders holding shares in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificates representing Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-reverse stock split Common Stock and Class B Common Stock, as applicable (“New Certificates”). No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his Old Certificates. The letter of transmittal will contain instructions on how you may obtain New Certificates if your Old Certificates have been lost. If you have lost your certificates, you will have to pay any surety premium and the service fee required by our transfer agent.

Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates.

Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the reverse stock split the transfer agent will provide registered stockholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Stockholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the reverse stock split) in order to avoid having shares become subject to escheat laws.

Fractional Shares

Fractional shares will be issued in connection with the reverse stock split. Stockholders who hold a number of shares of Common Stock and Class B Common Stock that could not be evenly divided by the reverse stock split ratio selected by the Board of Directors would receive any fractional shares that they would otherwise be entitled to.

Accounting Matters

The par value of our Common Stock and Class B Common Stock would remain unchanged at $2.00 per share, if a reverse stock split is effected. The number of shares of Common Stock and Class B Common Stock outstanding would be adjusted downward to reflect the reverse stock split.

The Company’s stockholders’ equity in its consolidated balance sheet would not change in total. However, the Company’s stated capital (i.e., $2.00 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of Common Stock and Class B Common Stock outstanding. Additional paid in capital would be increased by an equal amount, which would result in no overall change to the balance of stockholders’ equity.

Additionally, net income or loss per share for all periods would increase proportionately as a result of a reverse stock split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of a reverse stock split.

A reduction in stated capital will, under Delaware law, create a corresponding increase in paid-in surplus (i.e., the excess of net assets over stated capital), and the Company may make distributions, such as the payment of dividends, up to the amount of its surplus provided that the distribution does not cause it to become insolvent.

Potential Anti-Takeover Effect

Even though a potential reverse stock split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock and Class B Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and our stockholders.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of a Reverse Stock Split

The following is a summary of certain material federal income tax consequences of a reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of a reverse stock split and is included for general information only and is not intended as tax advice to any person or entity. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders in light of their individual circumstances or to the holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, partnerships, limited liability companies and other tax-transparent entities, broker-dealers, holders subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”), holders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment, holders who have acquired their stock upon exercise of employee stock options or otherwise as compensation and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a “capital asset,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Our view regarding the tax consequences of a reverse stock split is not binding on the Internal Revenue Service or the courts. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of a reverse stock split.

No gain or loss for federal income tax purposes should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

The Company itself would not realize any taxable gain or loss as a result of a reverse stock split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock and Class B Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment to our Restated Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our stockholders at the Annual Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board of Directors to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.

Vote Required

The affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting, voting as a single class, is required for approval of the certificate of amendment to effect a reverse stock split. Accordingly, abstentions and broker “non-votes” will have the effect of a vote AGAINST the proposal.

*  *  *  *

We recommend a vote FOR the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 28, 2008 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by stockholders	263,136	(1)	$34.69	1,781,399	(2)(3)

(1)	LTIP.

(2)	Includes the number of securities remaining available for future issuance under the Non-Employee Directors Stock Plan, the ESPP and the SPP.

(3)	Under the LTIP, those securities that are not issued upon the exercise of stock options may, in the discretion of the ECC, be issued as restricted Common Stock. Such amounts are excluded from the total presented as the amount cannot be determined.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2008, except as set forth below, as to each person known by us to own beneficially more than five (5) percent of the Common Stock or Class B Common Stock of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters.

Beneficial Owners	Common Stock	Percent of Class	Class B Common Stock	Percent of Class
	(1)	(1)
Ariel Investments, LLC (2) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	7,029,222	17.9%	---	---%

Barclays Global Investors, NA. (and affiliates) (3) 45 Fremont Street San Francisco, CA 94105	4,140,687	10.5	---	---

Cedar Rock Capital Limited (4) 110 Wigmore Street London W1U 3RW United Kingdom	3,955,496	10.0	---	---

Schermer Management Corporation (5) General Partner Schermer Investment Partnership, L.P. c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	1,163,966	19.6

Lloyd G. Schermer (5)(6) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	520,036	8.8

Betty A. Schermer (5)(7) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	410,016	6.9

Gregory P. Schermer (5)(8) c/o Lee Enterprises, Incorporated 201 North Harrison Street, Suite 600 Davenport, IA 52801-1924	44,273	*	528,970	8.9

Grant E. Schermer (5)(9) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	5,099	*	513,346	8.7

Lee Endowment Foundation (10) c/o First Citizens National Bank 2601 Fourth Street P.O. Box 1708 Mason City, IA 50402	24,650	*	517,648	8.7

*	Less than one percent of the class.

(1)	The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the stockholder. As a result, pursuant to Rule 13d-3(d)(1) of the Exchange Act, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a stockholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

(2)	The information is based solely on a report on Form 13G, filed December 10, 2008 by Ariel Investments, LLC (“Ariel”) with the SEC. Ariel reported sole voting authority with respect to 3,491,892 of the reported shares.

(3)	The information is based solely on a report on Form 13G, filed June 4, 2008 by Barclays Global Investors, NA. (and affiliates) (“Barclays”) with the SEC. Barclays reported sole voting authority with respect to 3,731,126 of the reported shares.

(4)	The information is based solely on a report on Form 13G, filed May 21, 2008 by Cedar Rock Capital Limited (“Cedar Rock”) with the SEC. Cedar Rock reported shared voting authority with respect to all of the reported shares.

(5)	Schermer Investment Partnership, L.P. (“SIP”), a limited partnership established for family investment planning, owns 1,163,966 shares of Class B Common Stock. Schermer Management Corporation, a Colorado corporation (“SMC”), is the sole general partner of SIP charged with management of the business of SIP, including voting and investment authority with regard to the Class B Common Stock held by SIP. SMC has four equal stockholders: Gregory P. Schermer and trusts for the benefit of Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. The Board of Directors of SMC consists of Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer (collectively, the “SMC Directors”). No SMC Director may act individually with regard to voting or investment of the shares of Class B Common Stock held by SIP. Such actions require the majority vote of three SMC directors. By virtue of these actions with regard to the shares held by SIP, Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer could be deemed to comprise a “group” within the meaning of SEC regulations. If deemed such a group, Gregory P. Schermer, Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer, individually or through trusts, may each be deemed to be the beneficial owner of these 1,163,966 shares of Class B Common Stock, and in the aggregate, this group would beneficially own 2,726,318 shares or 46.0% of the outstanding shares of Class B Common Stock.

(6)	Class B Common Stock includes (i) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority; (ii) 110,020 shares of Class B Common Stock held by a trust and 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mr. Schermer shares voting and investment authority; and (iii) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority. Mr. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (6)(ii) and (6)(iii) above and all shares of Class B Common Stock beneficially owned by Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(7)	Class B Common Stock includes (i) 69,316 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority; (ii) 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mrs. Schermer shares voting and investment authority; and (iii) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority. Mrs. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (7)(ii) and (7)(iii) above and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(8)

Common Stock includes (i) 2,000 shares of Common Stock held by a trust for the benefit of Gregory P. Schermer’s son as to which Mr. Schermer possesses sole voting and investment authority and 2,160 shares of Common Stock held by each of Mr. Schermer’s son and three minor daughters as to which Mr. Schermer possesses sole voting and investment authority. Class B Common Stock includes (i) 522,970 shares of Class B Common Stock as to which Mr. Schermer possesses sole voting and investment authority, of which 6,000 shares of Class B Common Stock are held by a trust for the benefit of his son and 4,000 shares of Class B Common Stock are held by a trust for the benefit of a minor daughter as to which Mr. Schermer possesses sole voting and investment authority; and (ii) 6,000 shares of Class B Common Stock owned by his spouse. Mr. Schermer disclaims beneficial ownership of all shares of Common Stock and Class B Common Stock held by his spouse, his son and minor daughters, and the trusts for the benefit of his son and minor daughters and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(9)	Class B Common Stock includes (i) 513,146 shares of Class B Common Stock as to which Grant E. Schermer possesses sole voting and investment authority; and (ii) 200 shares of Class B Common Stock held by a trust as to which Mr. Schermer shares voting and investment authority. Mr. Schermer disclaims beneficial ownership of all shares of Class B Common Stock owned by Lloyd G. Schermer, Betty A. Schermer and Gregory P. Schermer. See also (5) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(10)	The information for Common Stock is based solely on the stock records of the Company. The information for Class B Common Stock is based solely on a report on Schedule 13G, dated January 22, 2003, filed by Lee Endowment Foundation (“Lee Endowment”) with the SEC. Lee Endowment reported sole voting authority and sole dispositive authority with respect to 517,648 shares. Lee Endowment is independently governed and is not an affiliate of ours.

The following table sets forth information as to our Common Stock and Class B Common Stock beneficially owned as of November 30, 2008 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class		Class B Common Stock	Percent of Class

Richard R. Cole	4,500	*	%	---	---%
Nancy S. Donovan	27,207	*		---	---
Leonard J. Elmore	4,193	*		---	---
Mary E. Junck (1)	226,457	*		---	---
Vytenis P. Kuraitis (1)	39,364	*			---
William E. Mayer (2)	22,479	*		---	---
Kevin D. Mowbray (1)	40,793	*		---	---
Herbert W. Moloney III	21,500	*		---	---
Andrew E. Newman	14,500	*		---	---
Gordon D. Prichett	10,100	*		---	---
Gregory P. Schermer (1) (2)	44,273	*		528,970	8.9
Carl G. Schmidt (1)	77,999	*		---	---
Greg R. Veon (1) (2)	88,302	*		5,804	*
Mark B. Vittert	14,500	*		---	---
All executive officers and directors as a group 15 persons (1) (2)	664,243	1.7		534,774	9.0

*	Less than one percent of the class.

(1)	In 2008, we canceled outstanding stock options for our named executive officers and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares.

(2)	The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Mayer – 2,000 shares of Common Stock owned by his spouse; Mr. Schermer – 6,000 shares of Class B Common Stock owned by his spouse, 2,000 shares of Common Stock and 6,000 shares of Class B Common Stock held by a trust for the benefit of his son, and 4,000 shares of Class B Common Stock held by a trust for the benefit of a minor daughter and 2,160 shares of Common Stock held by each of Mr. Schermer’s son and minor daughters; and Mr. Veon – 400 shares of Common Stock held by his sons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis provides an overview of the Company’s executive compensation program.

Elements of Compensation

Our compensation program reinforces the key drivers of success in the Company’s business. References to “we,” “our” or “us” throughout “Compensation Discussion and Analysis” through “Compliance with Internal Revenue Code Section 162(m)” below refer to the ECC. Our financial emphasis is on growing revenue and operating cash flow. We believe these two measures are key measures of long and short term success in our industry. We also approve annual individualized objectives for each management person except the CEO. We believe that individual successful execution of key objectives helps drive overall corporate goals. Based on the Summary Compensation Table below, 2008 compensation for the named executive officers (“NEOs”) included the following:

•	Salaries;

•	Annual cash incentives which are based to a large extent on annual performance of the Company or the operations the individual manages;

•	Long-term incentives in the form of restricted Common Stock that vests three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

A significant amount of NEO compensation is at risk, based on performance criteria. In addition, stock options, when granted by us, are inherently performance based because an option only has value if the stock price rises after the option is granted.

The Named Executive Officers

SEC regulations require us to include our CEO, Ms. Mary E. Junck, and our chief financial officer, Mr. Carl G. Schmidt, as NEOs. In addition, these regulations require us to include the three other most highly compensated executive officers.

Objectives of our Compensation Program

We intend to be an employer of choice, both in our industry and in the communities we serve. In order to achieve this status, one of our strategies is to have compensation programs in place that will:

•	Reward executives for their contribution;
•	Create an ownership mentality in our executives;
•	Focus the executives on building long-term value;
•	Permit us to recruit the talent we need;
•	Pay our executives at comparable levels with organizations that we compete with for talent; and
•	Encourage our top performers to stay with us.

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in our peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between our CEO’s total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company’s Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also look at the compensation of our CEO and the other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be our peers. This is often referred to as benchmarking. We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for our executives’ compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies is representative of the sector in which we operate, and the group was chosen because of each of the companies’ relative leadership position in our sector, their relative size as measured by market capitalization and the relative complexity of the business and the CEO’s role and responsibilities. These companies currently are:

•	A.H. Belo Corp.
•	Gannett Co., Inc.
•	Gatehouse Media, Inc.
•	Journal Communications, Inc.
•	Journal Register Company
•	The McClatchy Company
•	Media General, Inc.
•	The New York Times Company
•	The E.W. Scripps Company
•	The Washington Post Company
•	Sun-Times Media Group

The Company’s Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also (in 2007) utilized compensation data from Equilar, Inc., Watson Wyatt Worldwide, Inc. and the Inland Press Association.

We use consultants on specific issues and rotate those consulting assignments among nationally prominent executive compensation firms. In 2007 we engaged Buck Consultants to advise us on competitive practices and best practices in change in control contractual arrangements.

How We Determine the Amount of Compensation

Our By-Laws provide that we have the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board of Directors. The Board of Directors has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by our stockholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Company’s Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine CEO compensation without management input, other than the analysis of CEO compensation obtained from the peer publishing companies’ proxy statements and other information obtained by the Human Resources Department from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each of these summaries presents the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and bonus), equity awards, retirement benefits, and any other compensation. Accordingly, these summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

In our most recent review we determined that annual compensation amounts for our CEO and the other NEOs remained consistent with our expectations.

Salary

We compare our salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer’s responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer’s responsibilities.

In order to implement our philosophy for our executive officers, our goal is to pay between 90-110% of competitive levels of base salary and annual incentives.

Based on the application of the above-described factors, we approved the following salary adjustments for the NEOs for 2008, which became effective as of October 1, 2007:

•	Ms. Junck – Increase of 3.0%, to $850,000;
•	Mr. Schmidt – Increase of 3.7%, to $482,000;
•	Mr. Veon – Increase of 3.1%, to $361,000;
•	Mr. Mowbray – Increase of 3.1% to $335,000; and
•	Mr. Kuraitis – Increase of 3.1% to $268,000.

For 2009, we have frozen NEO salaries at the levels noted above, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

Annual Cash Incentive Plan for Named Executive Officers Other Than the CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years – in two out of ten years they would exceed competitive levels, and in two out of ten years, they would receive less than competitive levels.

The 2008 incentive plan for NEOs other than the CEO consists of two elements:

•

70% of the total target bonus is based on financial performance as measured by a combination of (1) total company revenue and adjusted operating cash flow (as defined below) and (2) revenue and adjusted operating cash flow (as defined below) for enterprises for which the NEO is responsible, both relative to our current year operating plan (“2008 Budget”); and

•

30% of the total target bonus is based on key result areas (“KRAs”). KRAs are specific individual performance goals that are established for each management person prior to the start of the fiscal year.

Based on performance, the participant is eligible to earn from 0% up to 250% of the financial bonus target and from 0% up to 150% of the KRA bonus target.

For 2009, we have suspended annual cash incentives due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

Financial Performance

Revenue is defined as our total operating revenue, adjusted to exclude revenue of acquisitions and divestitures consummated in the period(s) being compared.

Adjusted Operating Cash Flow (“Adjusted OCF”) is defined as our total operating income, adjusted to exclude depreciation, amortization, unusual costs (and cost reductions) and results of acquisitions and divestitures consummated in the period(s) being compared.

For 2008, a decline in both revenue and Adjusted OCF from the 2008 Budget of more than 3% would have resulted in no payment of an annual cash incentive. Achievement of both the revenue and Adjusted OCF amounts in the 2008 Budget would have resulted in payment of 100% of the target. Payment was capped at 250% of the target for exceeding the revenue in the 2008 Budget by 5% and exceeding Adjusted OCF in the 2008 Budget by 2.5%. Results are interpolated between the minimum and maximum.

Key Result Areas

All NEOs other than the CEO develop individualized goals for the year. Such goals may be related to revenue improvement, cost control, personnel development, news content or other areas aspects of our business.

For NEOs who have operating responsibilities, KRAs also incorporate the following key goals:

•	Online – audience growth;
•	Circulation – maintain or grow circulation units; and
•	Cash costs – operate at or below budget levels.

Annual Cash Incentive Plan for the CEO

The annual incentive program for the CEO is based solely on the achievement of Adjusted OCF in the 2008 Budget. Budgets are approved annually by the Board of Directors. We have limited the CEO’s performance measure to Adjusted OCF in order to focus on improvements in cash flow and the related debt reduction to enhance shareholder value.

For 2008, a decline in Adjusted OCF from the 2008 Budget of more than 2% would have resulted in no payment. Achievement of the Adjusted OCF in the 2008 Budget would have resulted in payment of 100% of the target. Payment was capped at 200% of the target for exceeding the Adjusted OCF in the 2008 Budget by 2.5%. Results are interpolated between the minimum and maximum.

For 2009, we have suspended annual cash incentives for the CEO, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

2008 Annual Cash Incentive Plan Payments

Our 2008 Budget called for revenue growth of 0.9% and a decrease in Adjusted OCF of 1.7%. Due to general economic conditions, and conditions specific to the publishing industry, these targets were not met. For 2008, all performance-based bonus payments are based on KRA achievement. The Company’s CEO informed us she would not accept any bonus for 2008.

Annual cash incentive plan payments made in 2009 related to NEO performance for the 2008 fiscal year are summarized as follows:

Name	Financial		KRA		Total

Mary E. Junck
Award	$	---	$	---	$	---
Target		850,000		---		850,000

Carl G. Schmidt
Award		---		81,554		81,554
Target		202,440		86,760		292,200

Greg R. Veon
Award		---		44,056		44,056
Target		151,620		64,980		216,600

Kevin D. Mowbray
Award		---		42,813		42,813
Target		140,700		60,300		201,000

Vytenis P. Kuraitis
Award		---		44,220		44,220
Target		112,560		48,240		160,800

1990 Long-Term Incentive Plan

Our LTIP authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the other NEOs range from 80% to 100%. The LTIP is designed to promote ownership of the Company’s Common Stock as a component of our overall compensation program, as noted above.

Actual grants for NEOs other than the CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO’s recommendation for each NEO is based on her evaluation of how the NEO contributed to the financial performance of the Company for the year just completed and her assessment of continued performance in future years. Accordingly, grants in 2008 are related to NEO performance for the 2007 fiscal year. CEO grants are determined by the process described below. We normally grant two thirds of the dollar value of long-term incentives in restricted Common Stock and one third of the dollar value in stock options. However, in 2008, all grants were made in the form of restricted Common Stock. The restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to vest.

Options, when granted have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires. Generally, when options are granted, 75% are non-qualified and 25% are incentive stock options, subject to IRS limits.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options in the amount of the shares delivered is awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

See also “Change of Control, Employment and Other Agreements” below.

For 2009, we have suspended grants under our LTIP, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy. Accordingly, no grants were made in 2009 related to NEO performance for the 2008 fiscal year.

1990 Long-Term Incentive Plan for the CEO

Grants of restricted Common Stock to the CEO are made under the Company’s Annual Incentive Compensation Program approved by the stockholders at the Company’s 2005 Annual Meeting. Each year, we establish a target award of restricted Common Stock, the receipt of which is subject to adjustment based on the CEO’s achievement of the performance measures we determine at the time of the grant. For 2008, the performance measure we established was Adjusted OCF in relation to prior year Adjusted OCF. We determined the dollar value of the target award by considering the CEO’s total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company’s operating performance in relation to peer companies.

For 2008, a decline in Adjusted OCF from the comparable prior year amount of more than 24% would have resulted in no restricted Common Stock granted. A decrease in Adjusted OCF of 2% from the comparable prior year amount would have resulted in a grant of 100% of the target. Grants were capped at 120% of the target for exceeding the comparable prior year amount of Adjusted OCF by 2%.

We reserve the right to modify grants based on our evaluation of the CEO’s performance, and to modify the performance measures from year to year. Restricted Common Stock vests three years after the date of the grant of the target award.

The CEO is also eligible to receive non-qualified and incentive stock options.

For 2009, we have suspended grants under our LTIP for the CEO, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

Valuation of Equity Awards

The value of equity awards is expensed ratably over the vesting period of the equity award. The accounting value of 2008 equity grants is summarized as follows:

Name	Total Accounting Value of 2008 Grants		Accounting Charge Recorded in 2008 for 2008 Grants		Accounting Charge Recorded in 2008 for 2005-2007 Grants	Accounting Charge to be Recorded in 2009-2011 for 2008 Grants
	(1)		(2)		(2)(5)	(3)(5)
Mary E. Junck	$53,757	(4)	$14,410	(4)	$1,439,537	$39,347	(4)
Carl G. Schmidt	478,943		128,383		366,404	350,559
Greg R. Veon	332,498		89,128		281,202	243,370
Kevin D. Mowbray	308,751		82,762		180,287	225,989
Vytenis P. Kuraitis	195,005		52,272		141,041	142,733

(1)	Accounting value of equity awards we awarded to the NEOs in 2008.

(2)	Total accounting charge for compensation expense recorded by the Company in 2008. These amounts are also reflected in the Summary Compensation Table under “Stock Awards” and “Option Awards.”

(3)	Accounting value of 2008 equity awards that will be charged to compensation expense in future years.

(4)	We reduced the restricted Common Stock award from the 149,134 share target award to 3,579 shares based upon actual performance of the Company in 2008 relative to the specified performance criteria we established.

(5)	In 2008, we canceled outstanding stock options for our NEOs and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares. The cancellation of such options resulted in the acceleration of remaining stock option expense into 2008.

Benefits

Benefits are part of a competitive compensation package to attract and retain employees – including executives. The NEOs participate in the same benefit plans as the Company’s salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company’s insurance programs. Benefits include:

•	Health insurance, including prescription drug coverage
•	Dental insurance
•	Vision insurance
•	Life insurance coverage in the event of the employee’s death
•	Accidental death and dismemberment insurance
•	Short-term disability insurance
•	Long-term disability insurance for a disability lasting longer than five months
•	Retirement Account Plan; and
•	Non-Qualified Plan

Retirement Plans

Under the Company’s Retirement Account Plan and Non-Qualified Plan, the Company matched, upon eligibility, 2008 employee contributions up to 5% of employee compensation and, in addition, contributes 4.96% of a participant’s total compensation plus an additional 4.56% of such compensation in excess of $102,000. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest after six years of service for the Retirement Account Plan, unless the employee was a member of the Pulitzer Retirement Savings Plan, in which case the employee vests after five years. Contributions to the Non-Qualified Plan are vested immediately. Amounts contributed by the Company credited in 2008 under the Retirement Account Plan and Non-Qualified Plan to the accounts of the NEOs are listed in the Summary Compensation Table under “All Other Compensation.” The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Effective in December 2008, 2009 contributions to the Retirement Account Plan and Non-Qualified Plan were substantially reduced, or eliminated, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

The only additional benefits the NEOs receive are explained below. No NEO received benefits detailed below with a value of $10,000 or more in 2008.

Annual Physical Examination

Each NEO is eligible to receive a comprehensive medical evaluation annually. This program benefits the Company by assuring its most senior executives are medically fit for their responsibilities.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use a mobile telephone provided by the Company. This program benefits the Company by providing the executive access to its systems and communications during non-business hours.

Club Dues

NEO’s are reimbursed for the annual dues of one social membership to a club of the executive’s choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Transportation

NEOs who also serve as publishers receive an annual automobile allowance of $5,100.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company’s behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such matching contributions are not considered income to the NEO.

We did not allow use of the Company’s former aircraft for trips not related to the Company’s business. We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, or upon termination of employment in connection with a change in control of the Company. See “Change of Control, Employment and Other Agreements” below.

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended September 28, 2008.

The Executive Compensation Committee

William E. Mayer, Chairman

Herbert W. Moloney III

Andrew E. Newman

Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2008 and 2007 compensation of our NEOs:

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)		(2)	(2)	(2)	(3)	(4)
Mary E. Junck	2008	$850,000	$1,106,522	$347,425	---	$239,506	$2,543,453
Chairman, President and Chief Executive Officer	2007	825,000	1,936,576	425,000	375,000	229,698	3,791,282

Carl G. Schmidt	2008	482,000	354,053	140,734	81,554	117,938	1,176,279
Vice President, Chief Financial Officer and Treasurer	2007	465,000	299,644	125,613	171,055	90,126	1,151,438

Greg R. Veon	2008	361,000	262,470	107,859	44,056	82,259	857,644
Vice President – Publishing	2007	350,000	235,244	100,028	97,115	66,952	849,339

Kevin D. Mowbray	2008	335,000	192,386	70,664	42,813	74,570	715,433
Vice President – Publishing	2007	325,000	154,828	64,108	103,935	67,476	715,347

Vytenis P. Kuraitis	2008	268,000	138,967	54,346	44,220	58,046	563,579
Vice President – Human Resources	2007	260,000	122,739	52,440	88,660	45,758	569,597

(1)	The NEOs include the principal executive officer and the principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers at September 28, 2008.

(2)	Amounts reflect the dollar amount of compensation recognized for financial statement reporting purposes in 2008, in accordance with FASB rules (including an estimate of possible stock option forfeitures relating to service-based vesting conditions), for restricted Common Stock or stock options awarded in 2005, 2006, 2007 and 2008. See “Valuation of Equity Awards” above. For stock options granted in 2007, the fair value was determined using the Black-Scholes option pricing model. Information with respect to restricted Common Stock and stock options granted to the NEOs in years prior to 2008 that remain outstanding is reflected in “Outstanding Equity Awards” below.

In 2008, we canceled outstanding stock options for our NEOs and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares. The cancellation of such options resulted in the acceleration of remaining stock option expense into 2008.

(3)	Includes amounts paid under the annual cash incentive plan for the CEO and the other NEOs.

(4)	Includes direct and matching contributions made to the Company’s Retirement Account Plan and Non-Qualified Plan and dividends on restricted Common Stock as detailed in the table below:

Name	Year	Company Contributions to Retirement Plans	Dividends on Restricted Common Stock

Mary E. Junck	2008	$173,219	$66,287
Carl G. Schmidt	2008	90,172	27,765
Greg R. Veon	2008	61,867	20,392
Kevin D. Mowbray	2008	59,082	15,488
Vytenis P. Kuraitis	2008	47,136	10,910

The Summary Compensation Table above details compensation for the Company’s NEOs in the manner prescribed by SEC regulations. Stock and option awards are made after the end of the fiscal year just completed and are related to that year’s performance, as noted under “1990 Long-Term Incentive Plan” above. We have suspended grants under our LTIP due to difficult economic conditions affecting the Company, the publishing industry and the economy in general. In addition, all NEOs voluntarily surrendered their outstanding stock options in 2008.

The following table restates 2008 and 2007 NEO compensation to take into account the period in which it was earned, reflects the market value as of the December 20, 2007 grant date of stock awards granted for the 2007 fiscal year (which value has substantially declined as of December 31, 2008) and recognizes the voluntary surrender by the NEOs of their outstanding option awards in 2008.

Name and Principal Position	Year	Salary	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation	Total

Mary E. Junck	2008	$850,000	$	---	$	---	$	---	$239,506	$1,089,506
	2007	825,000		53,757		---		375,000	229,698	1,483,455

Carl G. Schmidt	2008	482,000		---		---		81,554	117,938	681,492
	2007	465,000		478,943		---		171,055	90,126	1,205,124

Greg R. Veon	2008	361,000		---		---		44,056	82,259	487,315
	2007	350,000		332,498		---		97,115	66,952	846,565

Kevin D. Mowbray	2008	335,000		---		---		42,813	74,570	452,383
	2007	325,000		308,751		---		103,935	67,476	805,162

Vytenis P. Kuraitis	2008	268,000		---		---		44,220	58,046	370,266
	2007	260,000		195,005		---		88,660	45,758	589,423

For 2009, the Company has suspended NEO bonuses, which are included in “Non-Equity Incentive Plan Compensation”. Further, Retirement Account Plan and Non-Qualified Plan contributions, which are included in “All Other Compensation”, have been substantially reduced, and dividends, which are also a component of “All Other Compensation”, have been suspended by the Company subsequent to the dividend paid in October 2008.

Grants of Plan-Based Awards

The following table summarizes information related to grants of equity compensation to our NEOs in 2008 under the LTIP. The Company’s non-equity compensation does not have provisions for future payouts.

Name	2008 Grant Dates	All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Numbers of Securities Underlying Options	Per Share Exercise or Base Price of Option Awards		2008 Grant Date Fair Value of Stock and Option Awards
		(2)		(2)
Mary E. Junck	12/20/07	3,579	(1)	---	$	---	$53,757
Carl G. Schmidt	12/20/07	31,887		---		---	478,943
Greg R. Veon	12/20/07	22,137		---		---	332,498
Kevin D. Mowbray	12/20/07	20,556		---		---	308,751
Vytenis P. Kuraitis	12/20/07	12,983		---		---	195,005

(1)	The award of restricted Common Stock was reduced from the 149,134 share target award to 3,579 shares based upon actual performance of the Company in 2008 relative to the specified performance criteria we established.

(2)

Under the LTIP, we are authorized, in our discretion, to grant stock options and restricted stock awards in such proportions and upon such terms and conditions as we may determine. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The provisions of the LTIP allow an optionee exercising an option to satisfy the withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. We also permit an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted Common Stock or previously owned Common Stock. The limitations accompanying any restricted Common Stock delivered at the exercise of an option remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms. Restricted Common Stock is subject to an agreement requiring forfeiture by the employee in the event of termination of employment, generally within three years of the grant date for reasons other than normal retirement, death or disability. Dividends are paid on shares of restricted Common Stock in the same amount and at the same time as dividends are paid to all other owners of Common Stock, except that shares of restricted Common Stock held by the CEO are not eligible for dividends until after the specific performance goal measurement period has expired.

The Company’s stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that the NEO may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

For 2009, we have suspended grants under our LTIP for 2009, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy. Accordingly, no grants were made in 2009 related to NEO performance for the 2008 fiscal year.

In 2008, we canceled outstanding stock options for our NEOs and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares.

Outstanding Equity Awards at September 28, 2008

The following table summarizes outstanding equity awards to the NEOs as of September 28, 2008:

	Restricted Common Stock Awards
Name	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
		(1)
Mary E. Junck	88,704	$297,158
Carl G. Schmidt	51,357	172,046
Greg R. Veon	36,977	123,873
Kevin D. Mowbray	29,976	100,420
Vytenis P. Kuraitis	20,313	68,049

(1)	Based on closing market price on September 26, 2008.

Option Exercises and Stock Vested

The following table summarizes information related to vesting of restricted Common Stock of the NEOs in 2008. No stock options were exercised by any NEO in 2008.

	Restricted Common Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Mary E. Junck	49,200	$761,124	(1)
Carl G. Schmidt	5,810	89,881	(1)
Greg R. Veon	4,720	73,018	(1)
Kevin D. Mowbray	3,150	48,731	(1)
	250	3,575	(2)
Vytenis P. Kuraitis	2,660	41,150	(1)

(1)	Based on the fair market value of Company Common Stock on the November 19, 2007 vesting date of $15.47.

(2)	Based on the fair market value of Company Common Stock on the November 26, 2007 vesting date of $14.30.

Nonqualified Deferred Compensation

The following table summarizes information related to activity in the Non-Qualified Plan for the NEOs in 2008.

Name	NEO Contributions	Company Contributions	Aggregate Earnings (Loss)	Aggregate Balance at September 30, 2008
	(1)	(2)(3)	(4)	(5)
Mary E. Junck	$111,000	$144,474	$(472,282)	$1,967,570
Carl G. Schmidt	91,472	61,428	(197,431)	754,371
Greg R. Veon	57,217	33,123	(162,371)	763,061
Kevin D. Mowbray	10,447	30,337	4,292	145,932
Vytenis P. Kuraitis	87,665	19,039	(128,506)	579,010

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary” and/or “Non-Equity Incentive Plan Compensation.”

(2)	Amounts included in the Summary Compensation Table under “All Other Compensation.”

(3)	Represents Company matching contributions to the Non-Qualified Plan.

(4)	Earnings (loss) are based on the performance of investments selected by the employee.

(5)	Amounts include compensation to the NEO in the form of Company contributions in years prior to 2008. Pursuant to the terms of the Non-Qualified Plan and special provisions of Section 409A of the Code, the account balances of all participants in the Non-Qualified Plan on December 31, 2008 were liquidated and paid to the participants in January 2009.

For those continuing to participate in the Non-Qualified Plan in 2009 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Benefits” above for additional information with regard to the Non-Qualified Plan.

Change of Control, Employment and Other Agreements

In 2008, we approved a new form of employment agreement between the Company and each of the NEOs and certain other executives of the Company, which entitles these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company’s Board of Directors and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for three years from the date of signature. The agreements renew annually for a new three-year period unless the Company gives notice of non-renewal at least 60 days before the anniversary date.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive’s employment is terminated in anticipation of such event.

•	The agreements provide that each executive is to remain an employee for a three-year period following a change of control of the Company unless the executive resigns for good reason.

Under the agreements, a change of control or related termination triggers the following compensation and benefits for the executives:

Employment Period Benefits

During the three-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 2 1/2 months following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company’s incentive, savings, retirement and welfare benefit plans; and

•

Payment of expenses and fringe benefits (including, without limitation, office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive prior to the change of control or other peer executives of the Company.

Benefits Upon Termination

If the officer’s employment is terminated during the three-year employment period other than for cause, death or disability, or the officer terminates employment for good reason, the officer will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal to three times the sum of the officer’s annual base salary, and highest recent annual bonus payable in a lump sum within 30 days of termination;

•

A payment equal to three times the Company’s average annual contributions on behalf of the officer under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination, payable in a lump sum within 30 days of termination;

•	Any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for three years and outplacement services for two years.

Under the agreements, termination for cause means termination of the officer’s employment due to the (1) willful and continued failure of the officer to perform substantially the officer’s duties with the Company or one of its affiliates, or (2) the willful engaging by the officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office.

Excise Tax Gross-Up

To reduce the impact of any excise tax imposed on the officer related to the change of control, the agreements also require the Company to pay the officer in a lump sum (subject to certain limits and safe harbor/reduction provisions):

•	A “gross-up” payment with respect to the excise tax; and
•	Any penalties and interest incurred by the executive related to the excise tax.

Other Provisions

For a period of one year after the agreements become effective, the officers are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•

Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the officers execute a release of claims in favor of the Company and its affiliates.

Acquirer’s Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company’s obligations under the agreements.

Equity Awards

The Company’s LTIP provides, if a change of control occurs, for early vesting and exercise and issuance or payment as permitted of the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Potential Payments Upon Termination or Change of Control

The following summarizes information as of September 28, 2008 related to potential payments upon a change in control to the NEOs. Amounts in the table do not reflect income tax benefits that would be realized by the Company.

Name	Estimated Net Present Value of Change in Control Severance and Benefits	Potential Excise Tax Liability and Gross Up for Excise Taxes		Total

Mary E. Junck	$4,294,600	$	---	$4,294,600
Carl G. Schmidt	2,345,300		871,900	3,217,200
Greg R. Veon	1,663,300		---	1,663,300
Kevin D. Mowbray	1,834,100		767,200	2,601,300
Vytenis P. Kuraitis	1,242,600		---	1,242,600

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company’s executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Herbert W. Moloney III, a director of the Company and a member of the ECC, is Chief Operating Officer of Western Colorprint, which provides us, in the normal course of business, with printing services. This relationship is explained below in “Certain Relationships and Related Transactions”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or Class B Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems it to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors including our rationale for entering into a related-party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board of Directors.

In 2008, there was one series of related-person transactions under relevant rules. Herbert W. Moloney III, a director of the Company, became Chief Operating Officer of Western Colorprint in January 2007. Western Colorprint provides us, in the normal course of business, with printing services for which we paid Western Colorprint $857,000 in 2008. We expect to continue to purchase such services in 2009. We believe that the terms of our continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated persons in an arms-length transaction. Our Audit Committee and the Board of Directors have reviewed the relationship between us and Western Colorprint and have ratified these transactions, concluding that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with the Company.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

The Audit Committee is comprised of five directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held nine meetings during 2008. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, the effectiveness of our internal control over financial reporting and attestation report thereon. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 28, 2008.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communications with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding “Independence Discussions with Audit Committees.” This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman

Nancy S. Donovan

Leonard J. Elmore

Herbert W. Moloney III

Gordon D. Prichett

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board of Directors has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, including the NYSE’s definition of independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 14, 2008, as approved by the Audit Committee, we replaced Deloitte & Touche LLP (“Deloitte”) as the registered independent public accounting firm for the Company.

Deloitte’s reports on the Company’s consolidated financial statements for the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s past two fiscal years and the interim period through May 14, 2008, we have not had any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report. Further, Deloitte did not advise the Company that internal controls necessary to develop reliable financial statements did not exist, that information had come to the attention of Deloitte which made Deloitte unwilling to rely on our representations (or unwilling to be associated with the financial statements prepared by management), that the scope of the audit should be expanded significantly, or information had come to Deloitte’s attention that Deloitte had concluded would, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements (including information that might preclude the issuance of an unqualified audit report).

On May 14, 2008, KPMG LLP (“KPMG”) was designated by the Audit Committee to audit the consolidated financial statements of the Company for the year ended September 28, 2008. Representatives of KPMG will be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

For 2008 and 2007, KPMG and Deloitte performed the following professional services and received, or will receive, fees in the amounts indicated.

	2008		2007

	KPMG	Deloitte	Deloitte

Audit fees	$852,000	$242,400	$1,208,700
Tax fees:
Compliance	---	101,800	253,100
Advice and planning	---	195,000	219,400
	---	296,800	472,500
	$852,000	$539,200	$1,681,200

Services Provided by KPMG and Deloitte

All services rendered by KPMG and Deloitte are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants (“Policy”). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG or Deloitte for services are disclosed in the table above under the categories described below.

Audit Fees – Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees – Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG or Deloitte is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees – Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in KPMG or Deloitte’s core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has not selected its independent registered public accountants for purposes of auditing our Consolidated Financial Statements for the year ending September 27, 2009.

The Report of the Executive Compensation Committee and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 (“Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Presentation and Reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals of stockholders in accordance with SEC rules to be presented at the 2010 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in its Proxy Statement and form of proxy relating to that meeting by October 1, 2009.

Stockholders who want to bring business before the 2010 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our By-Laws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by October 1, 2009. The requirements for such notice are set forth in our By-Laws, which were filed as an exhibit to our Current Report on Form 8-K filed May 21, 2007. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established, and we are required to disclose in our Proxy Statement any failure to file by these dates in 2008.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied, except that Nancy S. Donovan had one late filing related to the sale of 500 shares of Common Stock held by a family limited partnership.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. We may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which we will pay an amount that it has estimated will not exceed $15,000 plus expenses.

MARY E. JUNCK

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

MARCH 10, 2009

9:00 a.m. CT

Lee Enterprises Corporate Offices

201 N. Harrison St.

Fourth Floor

Davenport, IA 52801

201 N. Harrison St., Suite 600
Davenport, IA 52801	proxy

COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 10, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 9, 2009.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/lee — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on March 9, 2009.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Lee Enterprises, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. ELECTION OF DIRECTORS:	01 William E. Mayer 02 Gregory P. Schermer	03 Mark B. Vittert	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To grant the Board of Directors the discretionary authority to effect a reverse stock split.	☐ For	☐ Against	☐ Abstain

3. In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY when properly executed will be voted as directed or, if no direction is given, will be voted FOR each proposal.

Address Change? Mark Box ☐    Indicate changes below:

Date

Signature(s) in Box

PLEASE SIGN exactly as your name(s)

appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.